Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-152087 of Scripps Networks Interactive, Inc. and subsidiaries on Form S-8 of our reports relating to the financial statements and financial statement schedule of Scripps Networks Interactive, Inc. and subsidiaries (which report expressed an unqualified opinion and included explanatory paragraphs regarding the allocation of certain general corporate overhead expenses from The E.W. Scripps Company for periods prior to the separation of Scripps Networks Interactive, Inc. and the retrospective application of Accounting Standards Codification (ASC) 810, Consolidation (formerly Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements), which became effective January 1, 2009) and the effectiveness of Scripps Networks Interactive, Inc. and subsidiaries’ internal control over financial reporting dated March 1, 2011, appearing in the Annual Report on Form 10-K of Scripps Networks Interactive Inc. and subsidiaries for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

March 1, 2011